EXHIBIT 99.1
[LOGO]
                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE

                          NQL INC. ANNOUNCES DELISTING

Irvine, Calif., September 19, 2001 - As previously announced, on September 10, 2001, NQL Inc. had notified its NASDAQ Hearing Panel of its decision to cease its appeal relating to the delisting of its common stock. As a result, on September 17, 2001, the Company received a Staff Decision Letter informing the Company that its common stock would be delisted from the NASDAQ National Market at the opening of business on Tuesday, September 18, 2001. As previously indicated, the Company expects that its stock will be traded on the over the counter bulletin board.

About NQL Inc.
NQL, through its DCi division, provides professional services including Internet and intranet consulting, network design, installation and maintenance as well as onsite support for customers located primarily in the northeastern U.S. NQL's DCi division also provides management and consulting services, information technology services and products to vertical markets such as financial institutions, "Big 5" accounting firms, major healthcare providers, pharmaceutical companies and educational institutions. NQL's software division develops and deploys intelligent software solutions based on its patent-pending Network Query Language(TM) core technology, providing enterprises with an alternative to chaotic, ad hoc information architectures. NQL provides its scalable, augmentative software solutions to partner systems integrators, Fortune companies, Internet marketplaces, software vendors and Internet-based service providers. The Company is currently in the process of seeking a purchaser for its software division. For more information, please see the company's prospectus on file with the SEC or visit the company's web site at http://www.nqli.com.

Network Query Language and all names of NQL Inc.'s other services or products are trademarks of NQL Inc. in the U.S. and certain other countries. All other trademarks are the property of their respective owners.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including (i) the actual effect on the Company and the trading of its securities of any delisting of the Company's stock from the Nasdaq National Market, (ii) whether the Company's stock will trade on the over the counter bulletin board, and (iii) whether there will continue to be a public market for trading of the Company's securities, as well as other risk factors set forth from time to time in the Company's SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and the Company undertakes no obligation to update these forward-looking statements.

For further information, please contact Matthew Harrison, Chairman of the Board of NQL Inc., (212) 453-1525, or mharrison@dcis.com.